UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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iGate Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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iGATE CORPORATION

1000 Commerce Drive

Pittsburgh, Pennsylvania 15275

Telephone: (412) 506-1131

June 9, 2008

Dear iGATE Corporation Shareholder:

You are cordially invited to attend our 2008 Annual Meeting of Shareholders to be held at the Four Points Sheraton Hotel, Pittsburgh Airport, One Industry Lane, Pittsburgh, Pennsylvania on Thursday, July 17, 2008 at 8:30 a.m.

The Annual Meeting will commence with voting on the matters as described in the accompanying Notice of Annual Meeting and Proxy Statement followed by a report on Company operations and subsequent discussion.

Please read the accompanying Notice of Annual Meeting and Proxy Statement carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the Annual Meeting by promptly completing, signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Phaneesh Murthy

President & Chief Executive Officer

iGATE CORPORATION

1000 Commerce Drive

Pittsburgh, Pennsylvania 15275

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 17, 2008

The Annual Meeting of Shareholders of iGATE Corporation (the “Company”) will be held at the Four Points Sheraton Hotel, Pittsburgh Airport, One Industry Lane, Pittsburgh, Pennsylvania on Thursday, July 17, 2008, at 8:30 a.m., to consider and act upon the following matters:

1.	The election of two (2) Class C directors to serve for three-year terms or until their respective successors shall have been selected or qualified; and

2.	The transaction of such other business as may properly come before the meeting and any adjournment or postponement thereof.

The Board of Directors has established the close of business on May 30, 2008, as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

PLEASE VOTE AS SOON AS POSSIBLE TO ENSURE THAT YOUR VOTE IS RECORDED PROMPTLY EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU HAVE THREE OPTIONS FOR SUBMITTING YOUR VOTE BEFORE THE ANNUAL MEETING: VIA THE INTERNET, BY PHONE OR BY MAIL. FOR FURTHER DETAILS, SEE “VOTING RIGHTS AND SOLICITATION” IN THE PROXY STATEMENT. IF YOU HAVE INTERNET ACCESS, WE ENCOURAGE YOU TO RECORD YOUR VOTE ON THE INTERNET. IT IS CONVENIENT, AND IT SAVES YOUR COMPANY SIGNIFICANT PRINTING AND PROCESSING COSTS.

By Order of the Board of Directors

Mukund Srinath

Corporate Secretary

Pittsburgh, PA

June 9, 2008

iGATE CORPORATION

1000 Commerce Drive

Pittsburgh, Pennsylvania 15275

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS

To Be Held on July 17, 2008

This Proxy Statement is being furnished to the shareholders of iGATE Corporation, a Pennsylvania corporation (“iGATE” or the “Company”), in connection with the solicitation by the Board of Directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) scheduled to be held on Thursday, July 17, 2008 at 8:30 a.m., at the Four Points Sheraton Hotel, Pittsburgh Airport, One Industry Lane, Pittsburgh, Pennsylvania, or at any adjournment or postponement thereof. This Proxy Statement is being mailed to shareholders on or about June 9, 2008.

PURPOSE OF THE MEETING

The specific proposal to be considered and acted upon at the Annual Meeting is summarized in the accompanying Notice of Annual Meeting of Shareholders. The proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION

VOTING

Only holders of record of iGATE Common Stock, par value $0.01 per share (the “Common Stock”), as of the close of business on May 30, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. On April 11, 2008, there were 53,711,075 shares of Common Stock outstanding.

The presence in person or by proxy of the shareholders entitled to cast at least a majority of all the votes that are entitled to be cast at the meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. The holders of Common Stock have one vote for each share held by them as of the Record Date. Shareholders may not cumulate votes in the election of directors.

Your stockholder vote is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the annual meeting in person. You have three options for submitting your vote before the annual meeting: via the Internet, by phone or by mail. If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, it saves your company significant printing and processing costs and your vote is recorded immediately. If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone or mail. At this year’s annual meeting, the polls will close at 9:00 a.m. Eastern Time; any further votes will not be accepted after that time. If you have any questions about submitting your vote, call our Investor Relations department at (510) 896-3015.

PROXIES

All shares of Common Stock represented by proxies that are properly signed, completed and returned to the Corporate Secretary of the Company at 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275 at or prior to the Annual Meeting will be voted as specified in the proxy. If a proxy is signed and returned but does not provide instructions as to the shareholder’s vote, the shares will be voted FOR the election of the Board’s nominees to the Board of Directors. We are not aware of any business for consideration at the Annual Meeting other than as described in the Proxy Statement; however, if matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, then the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment. A shareholder giving a proxy has the power to revoke it at any time prior to its exercise by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

Under Pennsylvania law, proxies marked ABSTAIN are not considered to be cast votes and thus, although they will count for purposes of determining whether there is a quorum and for purposes of determining the voting power and number of shares entitled to vote at the Annual Meeting, such abstentions will have no effect on the approval of any matter to come before the meeting. Broker non-votes will be counted for purposes of determining whether there is a quorum at the Annual Meeting, but will have no effect on the approval of any matter to come before the meeting.

SOLICITATION OF PROXIES

All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners and the Company will reimburse them for reasonable out-of-pocket expenses in connection with the distribution of proxy solicitation material.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

GENERAL

The Company’s Second Amended and Restated Articles of Incorporation currently provide that the number of directors constituting the entire Board shall be no less than three (3) and no more than nine (9). The Company’s Board of Directors is divided into three (3) classes, with each class to be as nearly equal in number as possible and the classes to be elected for staggered terms of three (3) years as follows: two (2) Class A directors whose terms expire in 2009; three (3) Class B directors whose terms expire in 2010; and two (2) Class C directors whose terms expire in 2008. Therefore, two (2) directors are being elected to Class C at the Annual Meeting for a three-year term expiring in the year 2011.

The names of the persons nominated for Class C directors are Sunil Wadhwani and Goran Lindahl, both of whom presently serve as Class C directors. The persons appointed as proxies intend to vote the shares represented by them at the Annual Meeting for the election of Sunil Wadhwani and Goran Lindahl as Class C directors. The Board of Directors knows of no reason why Sunil Wadhwani and Goran Lindahl would be unable to serve as Class C directors. If, at the time of the Annual Meeting, either of Messrs. Sunil Wadhwani or Goran Lindahl are unable or unwilling to serve as a Class C director, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors. All nominations were made by the Nominating and Corporate Governance Committee, as further described under the caption “Nominating and Corporate Governance Committee” below.

The following section captioned “Business Experience of Directors” sets forth certain information concerning the Board nominees for election to the Board of Directors at the Annual Meeting.

BUSINESS EXPERIENCE OF DIRECTORS

Nominees for Directors in Class C With a Term Expiring in 2011

Sunil Wadhwani, age 55, has served as Co-Chairman and Chief Executive Officer of the Company since October 1996 and as a director since 1986. He was re-elected by the shareholders in 2005 to serve a three-year term expiring in 2008. From 1986 through September 1996, Mr. Wadhwani served as Chairman of the Company and held several other offices, including Vice President, Secretary and Treasurer. From 1981 to 1986, Mr. Wadhwani served as President of Uro-Valve, Inc., a start-up manufacturer of specialized medical devices that he founded in 1981. Prior to 1981, Mr. Wadhwani worked as a management consultant assisting companies in strategic planning, operations, marketing and sales.

Göran Lindahl, age 63, was appointed as a director of the Company on March 7, 2006. He was the CEO and President of the global technology and engineering group ABB, headquartered in Zurich, Switzerland from January 1, 1997 to December 31, 2000, and spent more than thirty years in various positions within ABB. He earned a Masters degree in electrical engineering from Chalmers University of Technology in Gothenburg, Sweden in 1971. Mr. Lindahl is the Chairman of IKEA GreenTech AB and LivSafe Group. In addition, Mr. Lindahl is a Member of the Sony Corporation International Advisory Board and he serves on the Board of Directors of INGKA Holding BV (IKEA) and various other private non-public companies and advisory boards.

Directors in Class B Whose Terms Expire in 2010

Ashok Trivedi, age 59, has served as Co-Chairman and President of the Company since October 1996, and as a director since 1988. He was re-elected by the shareholders in 2007 to serve a three-year term expiring in 2010. Mr. Trivedi also serves as the Chairman of the Board of iGATE Global Solutions Limited, the offshore subsidiary of the Company, and has held this position since July 2000. From 1988 through September 1996, Mr. Trivedi served as President of the Company and held other offices, including Secretary and Treasurer. From 1976 to 1988, he held various marketing and management positions with Unisys Corporation.

Edward Yourdon, age 63, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2007 to serve a three-year term expiring in 2010. Mr. Yourdon has served as a consultant to the information technology industry for the past forty three years, most currently focusing on the Internet, business re-engineering, object technology and the design of Internet/Intranet software applications. Mr. Yourdon was also a board member of iGATE Global Solutions Limited, the offshore subsidiary of the Company, from February 2000 to October 2004.

Phaneesh Murthy, age 44, was appointed as a director of the Company on March 7, 2006 and was promoted to President and Chief Executive Officer of the Company effective April 1, 2008. He was named Chief Executive Officer of iGATE Global Solutions Limited in August 2003 and has served in this position since then. iGATE Global Solutions Limited is an India-based subsidiary of iGATE Corporation. Phaneesh Murthy also serves as a member of the board of directors of Global Edge Software Pvt. Ltd. and Cybernet Systems, Inc. In January 2003, Mr. Murthy founded Quintant, an India-based business process outsourcing company that was acquired by iGATE Global Solutions Limited and the Company in August 2003. Prior to that, from July 2002 to August 2003, he founded Primentor, a U.S.-based consulting firm. From 1992 to 2002, Mr. Murthy held various positions at Infosys, including Head of Global Sales and Marketing in the United States from 1995 to 2002. Mr. Murthy is an MBA graduate of the Indian Institute of Management in Ahmedabad, India and received the equivalent of a Bachelor’s degree from the Indian Institute of Technology in Chennai, India.

Directors in Class A Whose Terms Expire in 2009

Michel Berty, age 68, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2006 to serve a three-year term expiring in 2009. Mr. Berty served in various executive and management positions with the Cap Gemini Group from 1972 through April 1997, most recently, from 1992 through April 1997, as Chairman and Chief Executive Officer of the American subsidiary of Cap Gemini. Mr. Berty is the President of MBY Consultant, an information technology and strategy consulting firm. He is also the President of PAC U.S., the American subsidiary of PAC, a foreign information technology strategy consulting firm.

J. Gordon Garrett, age 68, was appointed as a director of the Company effective immediately after the Company’s initial public offering in December 1996, and was re-elected by the shareholders in 2006 to serve a three-year term expiring in 2009. He is the founder of Interloci Network Management Inc., a position he has held since 2000. He was Senior Vice President of Ricoh Corp., Caldwell, New Jersey and Chief Executive Officer of Ricoh Canada, from 1995 to 2000. From 1991 to 1995, Mr. Garrett was Chairman of the Board, Chief Executive Officer and President of Information Systems Management (ISM) Corporation. He held the position of President of Gestetner USA from 1989 to 1991. Mr. Garrett was appointed as a director of iGATE Global Solutions Limited, the offshore subsidiary of the Company, effective October 2004 and held office up to February 2008.

VOTES REQUIRED

The Class C Directors will be elected by a plurality of the votes of shares present and entitled to vote. Accordingly, the nominees who receive the largest number of votes actually cast will be elected.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors unanimously recommends that the shareholders vote FOR the nominees named herein.

BOARD CO MMITTEES AND MEETINGS

During 2007, the Board of Directors met three (3) times. During this period, all of the directors attended or participated in more than 88% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served. The Board also took action by unanimous written consent on one occasion during the year. Effective May 28, 2003, the Board adopted a policy regarding director attendance at Annual Meetings. This policy is available on the Company’s website at http://www.igate.com/investors.html under Investor Relations/Corporate Governance. Seven (7) directors then in office attended the 2007 Annual Meeting of Shareholders.

The Board of Directors has determined that all directors, other than Messrs. Wadhwani, Trivedi and Murthy are independent under both the independence criteria for directors established by NASDAQ and the independence criteria adopted by the Board of Directors. The independence criteria adopted by the Board of Directors are set forth in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at http://www.igate.com/investors.html under Investor Relations/Corporate Governance.

The Company has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these Committees has a written charter approved by the Board of Directors. A copy of each charter can be found on the Company’s website at http://www.igate.com/investors.html under Investor Relations/Corporate Governance.

Audit Committee

The Board has an Audit Committee currently consisting of Messrs. Garrett, Berty and Yourdon and chaired by Mr. Garrett. All members of this Committee are independent directors under the criteria adopted by the Board of Directors and under applicable NASDAQ listing standards. The Board of Directors has determined that Mr. Garrett is an “audit committee financial expert” as defined in the applicable rules of the Securities and Exchange Commission. The Audit Committee’s duties include selecting the firm of independent accountants to audit the Company’s financial statements, reviewing the scope and results of the independent auditors’ activities and the fees proposed and charged therefore, reviewing the adequacy of internal controls, reviewing the scope and results of internal audit activities, and reporting the results of the Committee’s activities to the full Board. The Audit Committee met six (6) times during 2007 and all Audit Committee members attended at least 83% of these meetings.

Compensation Committee

The Board has a Compensation Committee, currently consisting of Messrs. Berty, Garrett and Yourdon and chaired by Mr. Berty. Each member of this Committee is an “independent director” under applicable NASDAQ listing standards, an “outside director” as defined in section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Compensation Committee is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans, administering the incentive compensation plans and making recommendations to the full Board on these matters. The Compensation Committee met five (5) times in 2007 and all Compensation Committee members attended at least 93% of these meetings.

Nominating and Corporate Governance Committee

The Board has a Nominating and Corporate Governance Committee currently consisting of Messrs. Yourdon, Garrett and Berty, all of whom are independent directors under applicable NASDAQ listing standards, and chaired by Mr. Yourdon. The Nominating and Corporate Governance Committee is responsible for recommending to the full Board of Directors candidates for election to the Board of Directors and for overseeing and making recommendations to the Board of Directors on all corporate governance matters. The Nominating and Corporate Governance Committee will consider director candidates proposed by shareholders. To recommend a prospective nominee for the Nomination and Corporate Governance Committee’s consideration, shareholders should submit the candidate’s name and qualifications to the Company’s Secretary in writing to the following address: iGATE Corporation, Attn: Corporate Secretary, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275. The Company’s Second Amended and Restated Articles of Incorporation (“Articles”) addresses the proper submission of a person to be nominated and sets forth the proper form for a notice of nomination. Please refer to the “2009 SHAREHOLDER PROPOSALS OR NOMINATIONS” section in this document, for a summary of the procedures to request a person(s) to be nominated for election as a director of the Company.

The Committee’s minimum qualifications and specific qualities and skills required for directors are set forth in Section III of the Company’s Nominating and Corporate Governance Committee Charter and Section 5 of the Corporate Governance Guidelines. The Committee will consider and evaluate candidates submitted by shareholders in accordance with the procedures set forth in the Company’s Nominating and Corporate Governance Committee Charter and Corporate Governance Guidelines the same as if such candidates were submitted by the Board of Directors. The Committee screens all potential candidates in the same manner regardless of the source of the recommendation. This assessment will include consideration of background, skill needs, diversity, personal characteristics and business experience. The Nominating Committee met two (2) times in 2007.

Corporate Governance Guidelines

The Board of Directors has adopted a set of Corporate Governance Guidelines, and the Nominating and Corporate Governance Committee is responsible for overseeing the Guidelines and reporting and making recommendations to the Board of Directors concerning corporate governance matters. The Guidelines are posted on the Company’s web site at http://www.igate.com/investors.html under the Investor Relations/Corporate Governance section. This web site also includes the Company’s Code of Conduct Policy, which was adopted by the Board of Directors. The Code of Conduct Policy is the Company’s code-of-ethics document for all employees and also applies to the independent directors with regard to their Company-related activities.

Communications from Shareholders to the Board of Directors

The Board of Directors recommends that shareholders initiate any communications with the Board of Directors by e-mail or in writing and send them in care of the Corporate Secretary. Shareholders can send communications by e-mail to corporatesecretary@igate.com directly to the Board of Directors, or by fax to (801) 469-5763 or by mail to Mr. Mukund Srinath, Corporate Secretary, iGATE Corporation, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended Board of Directors recipient should be noted in the communication. The Board of Directors has instructed the Corporate Secretary to forward such correspondence only to the intended recipients; however, the Board of Directors has also instructed the Corporate Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board of Directors’ consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of April 11, 2008 of: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each named executive officer listed in the Summary Compensation Table below; and (ii) all directors and named executive officers of the Company as a group. As of April 11, 2008, there were 53,711,075 shares of Common Stock outstanding. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of stock, subject to community property laws where applicable.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock	Percentage of Common Stock Outstanding
Sunil Wadhwani (1)(2)	15,301,053	28.5%
Ashok Trivedi (2)(3)	15,301,053	28.5%
Columbia Wanger Asset Management, L.P. (4)	5,970,700	11.1%
Michel Berty (5)	85,000	*
J. Gordon Garrett (6)	66,128	*
Ed Yourdon (7)	60,000	*
Michael Zugay (8)	280,000	*
Steven Shangold (9)	426,328	*
Phaneesh Murthy (10)	723,963
Goran Lindahl (11)	15,000	*
All directors and named executive officers as a group of 9 persons (12)	32,258,525	60.1%

*	Less than 1%
(1)	Includes 2,562,262 shares held by four family trusts, for which Mr. Wadhwani is a co-trustee with sole investment power and no voting power over such shares.
(2)	The address of Messrs. Wadhwani and Trivedi is c/o iGATE Corporation, 1000 Commerce Drive, Pittsburgh, Pennsylvania 15275.
(3)	Includes 2,339,922 shares held by two family trusts, for which Mr. Trivedi is a co-trustee with sole investment power and no voting power over such shares.
(4)	The address of Columbia Wanger Asset Management is 227 Monroe Street, Suite 3000, Chicago, IL 60606.
(5)	Includes 60,000 shares that may be acquired pursuant to the exercise of options and 25,000 shares already held by Mr. Berty.
(6)	Includes 61,128 shares that may be acquired pursuant to the exercise of options and 5,000 shares already held by Mr. Garret. Pursuant to the delisting of iGATE Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Mr. Garret was given the right to convert existing iGS options into options to purchase 1,128 shares of Common Stock, and exercised such right on December 7, 2007.
(7)	Represents 60,000 shares that may be acquired by Mr. Yourdon pursuant to the exercise of options.
(8)	Includes 60,000 shares that were previously owned by Mr. Zugay and 220,000 shares that may be acquired by Mr. Zugay pursuant to the exercise of options.
(9)	Includes 80,000 shares that were previously owned by Mr. Shangold, 101,250 restricted shares granted on August 31, 2006 and 245,078 shares that may be acquired pursuant to the exercise of options.
(10)

Includes 200,000 restricted shares that were granted to Mr. Murthy on September 11, 2006 of which 40,000 restricted shares were received by Mr. Murthy on April 30, 2007 and 360,600 shares that may be acquired pursuant to the exercise of options and 203,363 shares that were previously owned. Pursuant to the delisting of iGate Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Mr. Murthy was given the right to convert his existing iGS options to purchase 360,600 shares of Common Stock, and he exercised such right on December 7, 2007.
(11)	Represents 15,000 shares that may be acquired by Mr. Lindahl pursuant to the exercise of options.
(12)	Includes 410,078 shares of Common Stock underlying options that are exercisable on or before April 11, 2008 or within 60 days after such date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and named executive officers, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and change in ownership with the Securities and Exchange Commission and NASDAQ. Directors, named executive officers and other 10 percent shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on its review of the copies of such reports and amendments thereto provided to the Company, and written representations and information provided to the Company by the reporting persons, the Company believes that during 2007, all such persons complied with the applicable filing requirements under Section 16(a).

NA MED EXECUTIVE OFFICERS

In addition to Messrs. Wadhwani, Trivedi and Murthy, whose positions and backgrounds are discussed under “Business Experience of Directors,” the following persons currently serve as named executive officers of the Company, with the exception of Mr. Michael Zugay, who served as Chief Financial Officer of the Company during the last completed fiscal year, but resigned as of March 31, 2008 and was replaced by Mr. Ramachandran Natesan:

Michael Zugay, age 56, has been Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company since April 2001 and held office until March 31, 2008. Mr. Zugay also served as Vice President-Corporate Development of the Company from February 1998 to April 2001. From March 1995 through January 1998, he served as the Company’s Chief Financial Officer. He was also the Company’s Corporate Secretary from March 1995 to April 2000. Before joining the Company in March 1995, he served as President and CEO of Bliss-Salem, Inc., a provider of products to the steel industry. Prior to that, he served in various financial positions in the steel industry and spent six (6) years in public accounting at KPMG. Mr. Zugay is a certified public accountant with 33 years of financial and operational experience. He earned a Bachelor’s degree in Business Management from Indiana University of Pennsylvania.

Steven Shangold, age 47, has been President of iGATE Mastech Inc., previously named Mastech Emplifi Inc., since April 6, 2000. He has also been CEO of RPOworldwide since May 2006. iGATE Mastech Inc. and RPO worldwide are both wholly-owned subsidiaries of the Company. Mr. Shangold served as Senior Vice President-U.S. Client Services of the Company from August 1998 to April 2000. From September 1995 to July 1998, he served as the Company’s Vice President of U.S. Sales and Marketing. From February 1992 to September 1995, he served as the Company’s Sales Director-Commercial Division. Mr. Shangold earned a Bachelor’s degree in Management from Syracuse University and a Bachelor’s degree in Advertising from the S.I. Newhouse School at Syracuse University.

The Company’s named executive officers are appointed and serve at the discretion of the Board of Directors. Mr. Steven Shangold is a full-time employee of the Company. There are no family relationships between any director or executive officer of the Company.

OTHER EXECUTIVE OFFICER

Ramachandran Natesan, age 55, the current Chief Financial Officer of iGate Global Solutions Limited (“iGS”), was appointed Chief Financial Officer of iGate, effective April 1, 2008. Mr. Natesan is also currently a member of the Board of Directors of iGS. Mr. Natesan joined iGS in June 2003. Prior to joining iGS, Mr. Natesan was a partner with Chandabhoy & Jassoobhoy, a leading accounting firm in India, for several years, as well as its Managing Partner for a period of over three years. Mr. Natesan’s professional experience, which spans over 26 years before his employment with the Company, extensively covers Corporate Finance, Domestic & International Taxation and Accounting and Business Laws in diverse industries. Mr. Natesan is a Chartered Accountant by training. He is a Fellow of the Institute of Chartered Accountants of India and holds a Bachelor of Commerce degree from Bombay University.

COMPENS ATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its named executive officers, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of named executive officers in fiscal 2007 and the report of the Compensation Committee of the Board of Directors which immediately follow below.

Compensation Philosophy

The Compensation Committee has adopted a compensation philosophy with respect to the named executive officers of the Company that is intended to align compensation with the Company’s overall business strategy. The philosophy guiding the executive compensation program is designed to link executive compensation to shareholder value in order to attract, retain and motivate high quality employees capable of maximizing shareholder value. The goals are:

•	To compensate executive employees in a manner that aligns the employees’ interests with the interests of the shareholders;

•	To reward executives for successful long-term strategic management;

•	To recognize outstanding performance; and

•	To attract and retain highly qualified and motivated executives.

The strategy established by the Compensation Committee with respect to executive compensation is to provide a comprehensive compensation package using a combination of base salary, bonus, stock-based awards and perquisites that will allow the Company’s executives to potentially earn compensation amounts in excess of competitive industry compensation; provided that certain subjective and objective performance goals for the Company are achieved.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 for any given year paid to any named executive officer, except to the extent such excess constitutes performance-based compensation. The Compensation Committee’s policy is to structure compensation arrangements in a manner that will avoid the deduction limitations of Section 162(m), except where it determines that exceeding these limitations is in the best interests of the Company and its shareholders. The Company’s Amended and Restated Stock Incentive Plan has been structured so that stock options and performance-based awards granted under the plan qualify as “performance-based compensation” and are exempt from the limitations on deduction. However, base salaries, bonuses and non-performance-based awards under the plan do not qualify as “performance-based” compensation for purposes of Section 162(m) because the Compensation Committee retains discretion with respect to the amount and structure of these payments.

Compensation Committee Roles and Responsibilities

The Compensation Committee (“Committee”) is responsible for reviewing and approving matters involving the compensation of directors and named executive officers of the Company, periodically reviewing management development plans and making recommendations to the full Board on these matters as well as matters involving the Company’s Amended and Restated Stock Incentive Plan.

It is the responsibility of the Committee to ensure that the total compensation paid to the named executive officers is fair, reasonable and competitive. The Committee is composed entirely of independent directors.

Key Elements of and Factors Affecting Compensation

The Company has entered into employment agreements with each of its named executive officers, which establish minimum levels of compensation. These employment contracts cover the key elements of the Company’s executive compensation package, and provide for severance and termination benefits. These employment agreements and the Company’s policies with respect to each of the key elements of its executive compensation package are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee also considers and reviews the full compensation package afforded by the Company to its named executive officers, including insurance and other benefits. The Compensation Committee also reviews all contracts and performance-based goals and objectives. The Committee makes its compensation determinations after receiving and considering the recommendations of the Company’s Co-Chairmen.

Co-Chairmen Compensation

Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less the proceeds they receive as shareholders from any dividends declared during the year. The employment agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. Because both of these individuals own a significant amount of the Company Common Stock, and are founders of the Company, the Board of Directors believes that their interests are aligned with those of the other shareholders of the Company, and that their base salaries, as structured, strike a proper balance between their reduced role with the Company and their anticipated contributions as Co-Chairmen of the Board. The Committee also considered that Messrs. Wadhwani and Trivedi’s previous base salaries were significantly below the salaries paid to senior executives at comparable companies. Each of Messrs. Wadhwani and Trivedi received a base salary of $250,000, respectively, in 2007 under their old employment agreements and both voluntarily declined a bonus in 2007.

Base Salaries for other Named Executive Officers

The Company provides its other named executive officers with a base salary to provide them with a minimum guaranteed compensation level for their annual services. An executive officer’s base salary is determined by evaluating the responsibilities of the position held, the individual’s experience and the competitive marketplace for executive talent. The base salary is intended to be competitive with base salaries paid to executive officers at peer group companies with comparable qualifications, experience and responsibilities.

The base salaries of the named executive officers are established by the Committee by the end of the first quarter of each fiscal year. The Committee met on March 6, 2007 to establish the base salaries for fiscal 2007 for the named executive officers, each of which is entitled to the minimum base salary set forth in his employment agreement (see “Employment Agreements” below). In setting salaries for fiscal 2007, the Committee considered the following:

•	The responsibilities of the executive officer and how successful he or she was in carrying out those responsibilities.

•	The industry-side environment within which those responsibilities were being carried out.

•	Whether the executive officer had received salary increases within the past few years and the amount of any such increases.

•	The salaries of executive officers at peer companies, both in terms of comparable responsibilities and comparable compensation rank within the peer company.

•	The salary increases to be given to other named executive officers.

•	The recommendation of the Company’s Co-Chairmen.

Annual Bonuses for other Named Executive Officers

In addition to a base salary, each named executive officer is eligible for a discretionary performance-based annual bonus. The Company has chosen to include performance-based annual bonuses as a material element in its compensation plan. The annual bonus is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives. In 2007, Messrs. Shangold and Murthy received bonuses of $234,821 and $135,000 respectively, based upon the Company’s attainment of specific revenue, gross profit and operating results. In 2007, Mr. Zugay received a bonus of $159,000 based upon the Company attaining certain goals primarily related to corporate operating expenses. These bonus levels were determined by the Committee after receiving the recommendations of the Co-Chairmen.

Stock Incentive Plan

The Company’s long-term incentives are in the form of stock options, stock appreciation rights (“SARs”), restricted or unrestricted stock awards and performance share awards under the Amended and Restated Stock Incentive Plan (the “Plan”). Factors the Committee considers in determining the size and types of awards to executive officers include the salary, role and performance level of such officer and the pattern and impact of prior awards.

The objective of awards under the plan is to advance the longer-term interests of the Company and its shareholders and complement incentives tied to annual performance. These awards provide rewards to executives upon the creation of shareholder value and attainment of long-term earnings goals. Stock incentive awards under the Plan produce value to participants only if the price of the Company’s stock appreciates or other specific performance goals are met, thereby directly linking the interests of the participants with those of the shareholders.

In April 2001, the Company granted a restricted stock award to Michael Zugay in recognition of his enhanced management responsibilities in the Company. In October 2001 the Company granted stock options to Steven Shangold and Michael Zugay as part of its evaluation of their performance during 2001. On October 1, 2004, Mr. Shangold entered into an amended employment agreement with iGATE Mastech Inc. As part of this amendment, Mr. Shangold was granted 80,000 shares of restricted stock and options covering 120,000 shares. All other parts of his prior employment agreement remain the same. As a result of these awards and the other compensation payable to these named executive officers, the Compensation Committee did not make awards under the Plan to Messrs. Shangold and Zugay in 2002, 2003 and 2005. On August 31, 2006, the Company granted 105,000 shares of performance-based restricted stock (“shares”) to Mr. Shangold. Each share is earned only after certain financial targets are met. The shares are to be awarded ratably over a four year fiscal period from July 1 through June 30 (“performance period”), for each of the periods ended 2007 through 2010. If the performance targets are not met, the shares that were to be awarded to Mr. Shangold for the performance period will be cancelled. As of December 31, 2007, no shares have been issued to Mr. Shangold. No options were granted to him in 2007.

On February 14, 2006, Mr. Zugay was granted options to purchase 100,000 shares of Common Stock at an exercise price of $5.41. These options vest over a four year period from the date of grant. On August 31, 2006, the Company granted 60,000 shares of performance-based restricted stock (“shares”) to Mr. Zugay, of which he received 15,000 shares during 2007. Mr. Zugay resigned from the post of Chief Financial Officer effective March 31, 2008. As of December 31, 2007, no additional shares have been issued to Mr. Zugay.

In connection with the determination to divest certain of its businesses and allow iGS to become the Company’s sole operating subsidiary, iGS’ outstanding stock options have been converted, at the election of the holders, into options to purchase Company Common Stock. Such conversion was effected on December 7, 2007, and preserved the intrinsic value of all outstanding and vested iGS options.

On September 11, 2006, the Company granted 200,000 shares of performance-based restricted stock (“shares”) to Mr. Murthy. The initial tranch of 40,000 shares were awarded on April 30, 2007, with the remaining 160,000 to vest ratably over the succeeding four years through 2011. If the performance targets are not met, the shares that yet were to be awarded to Mr. Murthy for the performance period will be cancelled. As of December 31, 2007, 40,000 shares have been issued to Mr. Murthy. On March 25, 2008, the Company, in connection with Mr. Murthy’s promotion to Chief Executive Officer, waived the performance targets associated with this award.

As of December 31, 2007 there were 11.1 million shares of Common Stock available for issuance under the Plan.

EMPLOYMENT AGREEMENTS

Mr. Murthy and iGATE Global Solutions Ltd., are parties to an employment agreement dated as of August 22, 2003 which provided for a base salary of $300,000, which was increased in 2005 to $400,000, $450,000 in 2006 and $500,000 in 2007. The agreement also provides for bonus compensation tied to the attainment of performance goals and six month’s severance in the event of termination other than for cause.

The Company and each of Messrs. Wadhwani and Trivedi, prior to their respective resignations and throughout fiscal year 2007, were parties to substantially identical employment agreements (“Executive Employment Agreements”) that were negotiated at arms-length and entered into prior to the Company’s initial public offering. The Executive Employment Agreements were amended in 2000 to provide for revised bonus provisions and amended again in January 2002 to provide for a reduction in the minimum base salary. Each Executive Employment Agreement is in effect for a rolling two year term that is automatically restarted at the conclusion of each month during which neither party gives notice of his or its intention to terminate the agreement. Once either the executive or the Company gives such termination notice to the other party, the term of such Executive Employment Agreement will terminate on the date that is two years after the last day of the month in which such written notice is received. Each Executive Employment Agreement provided for a minimum base salary of $300,000 (subject to increase at the discretion of the Board of Directors) and the right to receive an annual discretionary performance bonus upon approval by the Board of Directors. As amended in January 2002, Messrs. Wadhwani and Trivedi voluntarily reduced their base salaries to $250,000. Each Executive Employment Agreement provides that upon termination of employment other than as a result of death, retirement or termination by the Company for cause or disability (as such terms are defined in the agreements), the Company shall pay the executive (i) a lump sum severance payment equal to the amount, discounted to present value, the executive would have been paid, based upon his base salary at the time of termination, if such executive had remained an employee for the remaining term of his respective Executive Employment Agreement, (ii) shares of Common Stock having a value equal to the value of the executive’s vested and unvested stock options and stock appreciation rights, and (iii) health insurance for the executive for the remainder of his life at the level in effect for such executive immediately prior to the termination of his employment. Under the Executive Employment Agreements, the executives agreed to a non-competition covenant during the term of the agreement and for one year after the termination of their employment for cause and to non-solicitation and nondisclosure covenants during the term of the agreement and for one year after the termination of their employment for any reason. Currently, each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less any dividends declared over the year. The Executive Employment Agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. Each of Messrs. Wadhwani and Trivedi is now party to an employment agreement that provides for a minimum base salary of $250,000, less the proceeds they receive as shareholders from any dividends declared during the year. Because both of these individuals own a significant amount of the Company Common Stock, and are founders of the Company, the Board of Directors believes that their interests are aligned with those of the other shareholders of the Company, and that their base salaries as structured strike a proper balance between their reduced role with the Company and their anticipated contributions as Co-Chairmen of the Board. The Committee also considered that Messrs. Wadhwani and Trivedi’s previous base salaries were significantly below the salaries paid to senior executives at comparable companies. Each of Messrs. Wadhwani and Trivedi received a base salary of $250,000, respectively, in 2007 under their old employment agreements and both voluntarily declined a bonus in 2007.

Mr. Shangold and iGATE Mastech, Inc. are parties to an employment agreement dated as of November 22, 2000 and amended a first time, effective September 30, 2001 (the “Shangold Agreement”), and a second time, effective October 1, 2004, which supersedes Mr. Shangold’s prior employment agreements with iGATE Mastech, Inc. and the Company. The Shangold Agreement is in effect on a year-to-year basis until terminated by iGATE Mastech, Inc. or Mr. Shangold. Effective January 1, 2006, the Shangold Agreement provides for a base salary of $250,000 and the right to receive an annual bonus of $250,000 paid in quarterly installments on a prorated basis based upon the achievement of agreed upon goals. In 2006 these goals related to meeting internally established revenue growth goals, gross margin and operating income goals, and cash flow targets. As amended, the Shangold Agreement also provides for the payment to Mr. Shangold of special payments of $4,000,000, payable quarterly in installments. These special payments are in recognition of the Company’s decision not to proceed with the sale of iGATE Mastech, Inc. after Mr. Shangold had introduced an interested buyer, a transaction that, pursuant to the Shangold Agreement prior to its amendment, would have resulted in a payment of a minimum of $3,000,000 to Mr. Shangold. In 2006, Mr. Shangold received the final payments under this Agreement of $850,000. The Shangold Agreement also provides for the cancellation of all Company stock options issued to Mr. Shangold that did not vest prior to December 31, 2000, and 50,004 options were subsequently cancelled in 2000. The amendment to the Shangold Agreement also provides for the issuance of 120,000 non-qualified stock options as of October 3, 2001 at an exercise price of $1.93 that vest in twelve (12) equal quarterly installments beginning January 1, 2005. The second amendment provides for the issuance of an additional 120,000 non-qualified stock options as of October 1, 2004 at an exercise price of $3.68 and the grant of 80,000 restricted shares at $0 value; with the 120,000 non-qualified stock options vesting in twelve (12) equal quarterly installments beginning October 1, 2005 and the 80,000 restricted shares vesting in eight (8) equal quarterly installments beginning January 1, 2005. Upon the termination of Mr. Shangold for cause, the Company may immediately cease payment of any further wages, benefits or other compensation other than salary and benefits (excluding options) earned through the date of termination. If Mr. Shangold’s employment is terminated without cause or by reason of his death, disability or voluntary resignation for good reason, Mr. Shangold shall be entitled to receive certain COBRA benefits and severance payments. The amount of such severance payments will be $150,000 payable over twelve (12) months. All of his restricted stock and stock options will continue to vest during this twelve (12) month severance period. The Shangold Agreement contains customary nondisclosure provisions and includes noncompetition and nonsolicitation covenants to be honored during the term of the agreement and for one year after the termination of Mr. Shangold’s employment for any reason.

The Company and Mr. Zugay, prior to Mr. Zugay’s resignation effective March 31, 2008, and throughout all of fiscal year 2007, were parties to an employment agreement (the “Zugay Agreement”) dated as of March 9, 2001, which supersedes Mr. Zugay’s prior employment agreements with the Company. The Zugay Agreement is in effect on a year-to-year basis until terminated by the Company or Mr. Zugay. The Zugay Agreement provides for a base salary of $310,000 and an annual bonus of $80,000 payable in quarterly installments. The Zugay Agreement also provides for the grant to Mr. Zugay as of April 2, 2001 of a restricted stock award in the amount of 150,000 shares (the “Restricted Stock”) of Common Stock of the Company. The Restricted Stock was fully vested on December 31, 2003. Upon the termination of Mr. Zugay for cause, the Company may immediately cease payment of any further wages, benefits or other compensation other than salary and benefits (excluding options) earned through the date of termination. In the event that Mr. Zugay is terminated “without cause,” he shall be entitled to six (6) months severance at his last base pay and all of his restricted stock and stock options will continue to vest during this six (6) month severance period. If the event that causes his termination is the result of a Change of Control Event, the severance payment shall be equal to twelve (12) months pay at Mr. Zugay’s last base pay. All severance payments are being made on a salary continuation basis. Mr. Zugay shall also be entitled to continue in all health, dental, vision, and life insurance benefit programs during the applicable severance period. The Zugay Agreement contains customary nondisclosure provisions and includes noncompetition and nonsolicitation covenants to be honored during the term of the Zugay Agreement and for one year after the termination of Mr. Zugay’s employment for any reason.

Change of Control/Severance Benefits

As discussed above, each of the named executive officers has an employment agreement. Pursuant to these agreements, each executive’s employment may be terminated by the Company upon death, disability or for cause, and by the executive for “good reason” (generally defined as a material modification of duties, title or direct reports, or a material reduction in compensation and benefits). If an executive’s employment is terminated due to death or disability, by the Company with cause or by the executive without good reason, the executive is entitled to payment of base salary through the date of death, disability or termination of employment.

In addition, outstanding stock options and restricted stock awards or other awards issued pursuant to the Plan, held by the named executive officers, may under certain circumstances vest upon a “change of control” of the Company.

The estimated payments to be made by the Company to the named executive officers in the event of severance or upon a change of control that triggers acceleration are set forth in the Table entitled “Potential Payments Upon Termination or Change in Control” on page 20 of this Proxy Statement.

Other Considerations

Retirement Benefits

Each of the named executive officers is entitled to participate in the Company’s tax-qualified defined contribution 401(k) plan on the same basis as all other eligible employees. Under the terms of the 401(k) plan, as prescribed by the Internal Revenue Code, the 401(k) contribution of any participating employee is limited to a maximum percentage of annual pay or a maximum dollar amount ($15,500 for 2007, subject to a $5,000 increase for participants who are age 50 or older).

Perquisites

The Company does not have a formal program providing perquisites to its executive officers. The perquisites received by the named executive officers are set forth in Notes 1 and 2 of the Summary Compensation Table.

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, and under the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by the Company under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the Company under those statutes.

Compensation Committee Report

The Compensation Committee reviewed this Compensation Discussion and Analysis and discussed its contents with Company management. Based on the review and discussion, the Committee has recommended that this Compensation Discussion and Analysis be included in the Proxy Statement.

The Compensation Committee

Michel Berty, Chairman

J. Gordon Garrett

Edward Yourdon

SUMMARY COMPENSATION TABLE

The following table sets forth certain information with respect to the annual and long-term compensation of the Company’s Chief Executive Officer, the Company’s President and other individuals who were serving as named executive officers of the Company as of December 31, 2007 (collectively, the “Named Executive Officers”). The information in this table is presented for the years ended December 31, 2007, 2006 and 2005.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(1)(2)	Total ($)
Sunil Wadhwani Co-Chairman and Chief Executive Officer	2007 2006 2005	250,000 250,000 250,000	—	—	—	20,711 20,827 17,574	270,711 270,827 267,574
Ashok Trivedi Co-Chairman and President	2007 2006 2005	250,000 250,000 250,000	—	—	—	— — 18,000	250,000 250,000 268,000
Michael Zugay Chief Financial Officer	2007 2006 2005	309,410 300,000 300,000	159,000 159,000 75,000	62,942 21,043	78,609 68,917	—	609,961 548,960 375,000
Steven Shangold President, iGATE Mastech, Inc.	2007 2006 2005	261,778 250,000 150,000	234,821 253,000 368,355	96,166 36,825	78,840 86,569	—	671,605 626,394 518,355
Phaneesh Murthy Chief Executive Officer, iGATE Global Solutions Ltd.	2007 2006 2005	501,601 450,000 400,000	135,000 200,000 150,000	190,697 57,993	144,214	19,603 23,068 17,439	991,115 731,061 567,439

(1)	In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted when such perquisites and other personal benefits constituted less than 10% of the total annual salary and bonus for each of the named executive officers for such year.
(2)	During 2007, the Company leased an automobile for Mr. Wadhwani. The incremental costs to the Company for the automobile leased for Mr. Wadhwani were $20,711 for fiscal 2007. During 2007, the Company leased an automobile for Mr. Phaneesh Murthy. The incremental cost to the Company was $19,603 for fiscal 2007.
(3)	This column represents the dollar amount recognized for financial statement reporting purposes (under SFAS 123(R)) with respect to the fiscal 2007 restricted stock awards. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2007. The values in this column represent the accounting expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to Note 11 to the Company’s financial statements for the fiscal year ended December 31, 2007, for a complete description of assumptions used in calculating these amounts as well as total restricted shares granted.
(4)	This column represents the dollar amount recognized for financial reporting purposes (under SFAS 123(R)) with respect to fiscal 2007 stock option awards as well as for stock options awarded in prior fiscal years. Refer to the Grants of Plan-Based Awards Table for information on awards made in fiscal 2007. The values in this column represent the accounting expense values incurred during the fiscal year and may not be equivalent to the actual value recognized by the named executive officer. Refer to Note 11 to the Company’s financial statements for the fiscal year ended December 31, 2007, for a complete description of assumptions used in calculating these amounts as well as total stock options granted.

The following table presents all grants of stock and awards to Named Executive Officers for the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Sunil Wadhwani		—	—	—	—	—	—	—	—	—	—

Ashok Trivedi		—	—	—	—	—	—	—	—	—	—

Michael Zugay*		—	—	—	—	—	—	—	—	—	—

Steven Shangold*		—	—	—	—	—	—	—	—	—	—

Phaneesh Murthy**	12/07/2007	—	—	—	—	—	—	—	360,600	0.08	8.66

*	No options were granted to Mr. Zugay or to Mr. Shangold during the fiscal year 2007.
**	Pursuant to the delisting of iGate Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Mr. Murthy was given the right to convert his existing iGS options to 360,600 shares of Company Common Stock, and he exercised such right on December 7, 2007. The Exercise Price was determined consequent to the delisting of iGS from the Indian stock exchanges, iGS exchanged 2.3 million of iGS employee stock options for 2.8 million of Company stock options on December 7, 2007. The exchange ratio was computed as 1.202 Company options for every iGS option. This was arrived at by considering a price of approximately $10.40 for each iGS option and $8.66 for Company shares, the closing price of the Company’s stock on December 7, 2007.
(1)	The Compensation Committee determines non-equity bonus payments on an annual basis and such bonus payments are fully earned each year. Given the Committee’s current and past practice and current restructuring of management, an estimate of threshold, target and maximum future non-equity payouts would be speculative.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents the number of underlying securities, exercise price and expiration of stock options held by the Named Executive Officers as of December 31, 2007:

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sunil Wadhwani	—	—	—	—	—

Ashok Trivedi	—	—	—	—	—

Michael Zugay	20,000	—	—	$11.75	10/12/2009			—	—
	43,750	56,250	—	$5.41	2/14/2016			—	—
								40,000	$338,800

Steven Shangold	50,000	—	—	$15.88	1/1/2008			—	—
	90,000	—	—	$20.53	8/31/2008			—	—
	11,664	—	—	$11.75	10/12/2009			—	—
	23,414	—	—	$1.93	10/2/2011			—	—
	30,000	90,000	—	$3.68	10/1/2014			—	—
						30,000	$254,100	71,250	$603,488

Phaneesh Murthy	—	360,600	—	$0.08	11/09/2013			—	—
						160,000	$1,355,200	—	—

(1)	All outstanding options in this column have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date or the date that the option holder ceases to be an employee of the Company (whether employment is terminated voluntarily or involuntarily for cause or otherwise). However, options will remain exercisable for a period of ninety (90) days following an employee’s termination.
(3)	The 30,000 shares of restricted stock granted to Mr. Shangold will vest in August 2008. The 160,000 shares of restricted stock granted to Mr. Murthy will vest as follows: 40,000 shares will vest on April 30, 2008, 40,000 shares will vest on April 30, 2009, 40,000 shares will vest on April 30, 2010 and 40,000 shares will vest on April 30, 2011.
(4)	As of December 31, 2007, Mr. Zugay’s 40,000 shares will vest on February 15, 2008. The 71,250 unearned shares of restricted stock granted to Mr. Shangold are scheduled to vest in August 2009 and August 2010, subject to iPS performance.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows the potential incremental payments and benefits which the named executive officers would be entitled to receive upon termination of employment under their respective agreements. The amounts shown in the table are based on an assumed termination as of December 31, 2007, exclude payments and benefits that are provided on a non-discriminatory basis to our employees generally upon termination of employment and represent estimates of the incremental amounts that would be paid to each executive upon his termination based on 2007 base salary and our current premium costs for their medical and welfare benefits.

Name Executive	Salary	Bonus	Stock	Options	Healthcare
Sunil Wadhwani Co-Chairmen, and Chief Executive Officer (1)	$468,167	$—	$—	$—	$286,366

Ashok Trivedi Co-Chairmen and President (2)	$468,167	$—	$—	$—	$203,563

Michael Zugay Chief Financial Officer (3)	$315,790	$—	$381,150	$306,000	$8,422

Steven Shangold President, iGATE Mastech, Inc. (4)	$251,196	$—	$857,588	$727,930	$8,422

Phaneesh Murthy President, iGATE Global Solutions, Ltd. (5)	$239,234	$—	$1,355,200	$3,025,440	$8,387

All calculations were estimated based upon a change in control scenario. The measurement date for the estimated Company stock awards was based upon a closing price of $ 8.47 at December 31, 2007. The discount rate used for estimating these awards was approximately 4.5% at December 31, 2007.

(1)	Upon termination other than for cause, Mr. Wadhwani would receive two year’s salary at $250,000 per annum, discounted at an applicable discount rate at December 31, 2007. Mr. Wadhwani would also receive health benefits for the remainder of his life. The health benefits were estimated based upon the present value of the future payments the Company would make on Mr. Wadhwani’s behalf. For purposes of estimates, the Company has assumed health benefits through age 75 with a 10% projected annual increase in premiums. Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less any dividends declared over the year. The employment agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. As of April 1, 2008, Mr. Wadhwani would receive a lump sum payment equal to (a) $250,000 multiplied by a fraction, the numerator of which is the number of days Mr. Wadhwani was employed during the calendar year of the date of termination and the denominator of which is 365, reduced by (b) the value of any dividends declared or paid in such calendar year with respect to Company shares owned by Mr. Wadhwani prior to the date of termination upon termination of his employment as Co-Chairman.
(2)

Upon termination other than for cause, Mr. Trivedi would receive two year’s salary at $250,000 per annum, discounted at an applicable discount rate at December 31, 2007. Mr. Trivedi would also receive health benefits for the remainder of his life. The health benefits were estimated based upon the present value of the future payments the Company would make on Mr. Trivedi’s behalf. For purposes of estimates, the Company has assumed health benefits through age 75 with a 10% projected annual increase in premiums. Each of Messrs. Wadhwani and Trivedi is party to an employment agreement that provides for a minimum base salary of $250,000, less any dividends declared over the year. The employment agreements were amended as of April 2008 to reflect Messrs. Wadhwani and Trivedi’s respective resignations as Chief Executive Officer and President. As of April 1, 2008, Mr. Trivedi would receive a lump sum payment equal to (a) $250,000 multiplied by a fraction, the numerator of which is the number of days Mr. Trivedi was employed during the calendar year of the date of termination and the denominator of which is 365, reduced by (b) the value of any dividends declared or paid in such calendar year with respect to Company shares owned by Mr. Trivedi prior to the date of termination upon termination of his employment as Co-Chairman.

(3)	Upon change in control, Mr. Zugay would receive a lump sum payment of one year’s severance at $310,000, and one year’s health benefits. Mr. Zugay’s unvested stock units would immediately vest at a total value of $381,150. Mr. Zugay’s stock options would immediately vest at a total value of $ 306,000. Mr. Zugay would honor nondisclosure, noncompetition and nonsolicitation agreements for a period of one (1) year after termination.
(4)	Upon termination other than for cause, Mr. Shangold would receive a lump sum payment of one year’s severance at $150,000 and one year’s health benefits. Upon a change in control, Mr. Shangold’s unvested stock units would immediately vest at a total value of $857,588. Upon a change in control, Mr. Shangold’s stock options would immediately vest at a total value of $727,930. Mr. Shangold would honor nondisclosure, noncompetition and nonsolicitation agreements for a period of one year after termination.
(5)	Upon termination other than for cause, Mr. Murthy would receive a lump sum payment of six (6) month’s severance at $250,000. Upon a change in control, Mr. Murthy’s unvested stock units would immediately vest at a total value of $1,355,200. Upon a change in control, Mr. Murthy’s stock options would immediately vest at a total value of $3,025,440. Mr. Murthy would honor nondisclosure, noncompetition and nonsolicitation agreements for a period of two (2) years after termination.

OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning aggregate exercises of stock options and vesting of stock awards, including restricted stock, restricted stock units and similar instruments, during 2007 for each named executive officer.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sunil Wadhwani	—	—	—	—
Ashok Trivedi	—	—	—	—
Michael Zugay	56,250	$468,000	15,000	$124,350
Steven Shangold	96,586	$637,084	—	—
Phaneesh Murthy	—	—	40,000	$275,600

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(3)(4)	Total ($)
J. Gordon Garrett (1)	$40,000		$2,033	$42,033
Michel Berty (2)	$30,000			$30,000
Ed Yourdon (2)	$30,000			$30,000
Goran Lindahl (2)	$30,000		$26,588	$56,588

(1)	The annual retainer for the Chairman of the Audit Committee, Mr. Garrett, was $40,000. Pursuant to the delisting of iGATE Global Solutions Limited (“iGS”) from the Bombay Stock Exchange Limited, the National Stock Exchange of India Limited and the Bangalore Stock Exchange Limited, Mr. Garret was given the right to convert existing iGS options into options to purchase 1,128 shares of Company Common Stock, and exercised such right on December 7, 2007.
(2)	The annual retainer for Messrs. Berty, Yourdon and Lindahl was $30,000.
(3)	Represents the dollar amount recognized by the Company for financial reporting purposes for the fiscal year ended December 31, 2007.

(4)	In years prior to 2007, and pursuant to the terms of the Company’s Amended and Restated Stock Incentive Plan, each of Messrs. Berty, Garrett and Yourdon, the non-employee directors of the Company, were granted (i) options to purchase 15,000 shares of Common Stock in September of 1999 (the “1999 Options”), (ii) options to purchase 15,000 shares of Common Stock in October of 2000 (the “2000 Options”), (iii) options to purchase 5,000 shares of Common Stock in June of 2001 (the “2001 Options”), (iv) options to purchase 5,000 shares of Common Stock in September of 2002 (the “2002 Options”), (v) options to purchase 5,000 shares of Common Stock in October of 2003 (the “2003 Options”) and (vi) options to purchase 15,000 shares of Common Stock in February of 2005 (the “2005 Options”). The 2005 Options vest in equal annual installments over three years and expire ten years after grant, subject to earlier termination if the optionee ceases to serve as a director prior to vesting. All options issued prior to 2004 were fully vested as of October 31, 2004. The exercise price for the 1999 Options is $14.31, the exercise price for the 2000 Options is $4.00, the exercise price for the 2001 Options is $2.01, the exercise price for the 2002 Options is $3.85, the exercise price for the 2003 Options is $5.58 and the exercise price for the 2005 Options is $4.11. As of December 31, 2007, the aggregate number of option awards outstanding were as follows: 61,128 shares outstanding to Mr. Garrett, 60,000 shares outstanding to Mr. Berty, 60,000 shares outstanding to Mr. Yourdon and 15,000 shares outstanding to Mr. Lindahl.

All directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2007, the Compensation Committee consisted of Messrs. Berty, Garrett and Yourdon. No member of this Committee was at any time during the 2007 fiscal year or at any other time an officer or employee of the Company, and no member had any relationships with the Company requiring disclosure under Section 404 of Regulation S-K. No named executive officer of the Company has served as a director or member of the Compensation Committee (or other Committee serving an equivalent function) of any other entity, one of whose named executive officers served as a director or member of the Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. In addition, the Committee selects the Company’s independent public accountants. The Company’s management was previously granted authority by the Audit Committee to hire the Company’s audit firm for permissible, non-audit service projects under $100,000 in fees per engagement and to notify the Audit Committee at the next regularly scheduled meeting of any such project awarded to the audit firm. Projects expected to be greater than $100,000 must be pre-approved by the Audit Committee in advance of the commencement of any work. The Audit Committee has concluded that the provision of non-audit services is compatible with maintaining the accountants’ independence.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Committee’s responsibility is to oversee these processes.

In this context, the Committee has met and held discussions with management and the independent public accountants. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited financial statements with management and the independent public accountants. The Committee discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

During 2007 and 2008, Company management documented, tested and evaluated the Company’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee was kept apprised of the Company’s progress by management and the Company’s independent registered public accountants at each regularly scheduled Committee meeting as well as at specially-scheduled meetings. At the conclusion of the assessment, management provided the Audit Committee with its report on the effectiveness of the Company’s evaluation that was included in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2007 (“Annual Report”). Company management concluded that the Company did maintain effective internal control over financial reporting on December 31, 2007.

In addition, the Committee has discussed with the independent public accountants the auditor’s independence from the Company and its management and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as it has been modified or supplemented. The Company paid its independent accountants $ 868,193 for audit services provided and $ 25,400 for tax services provided in 2007.

The Committee discussed with the Company’s independent public accountants the overall scope and plans for their audits. The Committee meets with the independent public accountants, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the Committee’s discussions with management and independent public accountants and the Committee’s review of the representations of management and the report of the independent public accountants to the Committee, the Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Respectfully submitted,

The Audit Committee

J. Gordon Garrett

Michel Berty

Edward Yourdon

INDEPENDENT PUBLIC ACCOUNTANTS

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Fees paid to BDO Seidman LLP (“BDO Seidman”) for services rendered for 2007 and 2006 in the following categories and amounts were:

	2007	2006
	BDO	BDO
Audit fees	$868,193	$729,818
Audit-Related fees	—	—
Tax fees	$25,400	$24,964
All Other Fees	—	—

Total	$893,593	$754,782

Audit Fees ($868,193 in 2007; $729,818 in 2006). This category includes the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q quarterly reports, audits required in connection with the sale of certain of the Company’s subsidiaries and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years, including the audit of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” on internal control matters. This category includes all out of pocket expenses paid in connection with the above services.

Audit-Related Fees ($0 in 2007 for all categories; $0 in 2006). This category consists of assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include accounting, consulting, special purpose reports and due diligence reports.

Tax Fees ($25,400 in 2007 for all categories; $24,964 in 2006). This category consists of professional services rendered in connection with the Company’s tax compliance activities, including the preparation of tax returns in certain overseas jurisdictions and technical tax advice related to the preparation of tax returns.

All Other Fees ($0 in 2007 for all categories; $0 in 2006). There were no fees paid to either BDO Seidman or their affiliates during 2007 or 2006 that could be categorized as miscellaneous.

There were no fees paid to either BDO Seidman or their affiliates for financial information systems design and implementation during the year ended December 31, 2007.

Representatives of BDO Seidman are not expected to be present at the meeting, make a statement, or be available to respond to questions. Representatives of E&Y India are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

On March 24, 2008, the Audit Committee, as part of its annual review process, selected Ernst & Young, located at Golf View Corporate Tower B, Sector-42, Sector Road, Gurgaon-122002, Haryana, India (“E & Y India”) to serve as its independent registered public accounting firm for the year ending December 31, 2008, replacing BDO Seidman. The decision to replace BDO Seidman and select E & Y India was approved by the Audit Committee.

BDO Seidman completed its procedures on March 17, 2008, coincident with the filing of the Company’s 2007 Form 10-K. During the years ended December 31, 2007 and 2006, and through March 24, 2008, there were no (a) disagreements with BDO Seidman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the subject matter thereof in connection with its reports on the Company’s financial statements for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The reports of BDO Seidman on the Company’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2007 and 2006, and through March 24, 2008, the Company did not consult with E & Y India regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

CERTAIN RELATED PARTY TRANSACTIONS

The Company leased office space for part of the year in the Indian cities of Bangalore, Chennai and Mumbai from Sunil Wadhwani, the Company’s Co-Chairman and Ashok Trivedi, the Company’s Co-Chairman. Wadhwani and Trivedi own various properties jointly and individually. The acquisitions of the real estate and the construction of the office buildings, excluding build-outs of the office space, were financed entirely by Messrs. Wadhwani and Trivedi from personal funds. The leases cover approximately 98,000 square feet. The total annual rental is approximately $0.20 million (approximately $0.10 million paid to Wadhwani and approximately $0.10 million paid to Trivedi). The lease agreements, which represent commercially reasonable, arms-length transactions approved by a vote of the Company’s disinterested directors (in which Messrs. Wadhwani and Trivedi did not participate), were terminated by Messrs. Wadhwani and Trivedi during the year as the various properties jointly and individually owned by them were sold during the year.

2009 S HAREHOLDER PROPOSALS OR NOMINATIONS

Proposals of shareholders intended to be presented at the 2009 Annual Meeting of Shareholders must be received by the Company at its principal office in Pittsburgh, Pennsylvania not later than February 9, 2009 and must otherwise comply with the requirements of Rule 14a-8 under the Exchange Act for inclusion in the Proxy Statement for that meeting.

The Company’s Second Amended and Restated Articles of Incorporation (“Articles”) provide that advance written notice of shareholder-proposed business intended to be brought before an annual meeting of shareholders must be given to the Secretary of the Company not less than 120 days in advance of the meeting at which the business is proposed to be transacted; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of business to be transacted must be received not later than the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred.

The Company’s Articles also provide that a shareholder may request that persons be nominated for election as directors by submitting written notice thereof, together with the written consent of the persons proposed to be nominated, to the Secretary of the Company not less than 120 days prior to the date of the annual meeting; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the date of the annual meeting is given, notice from the shareholder of the nomination must be received not later than the tenth day following the date on which such notice of the date of the annual meeting was mailed or public disclosure was made, whichever first occurred. To be in proper form, the notice of nomination must set forth: (i) the names and addresses of the shareholder proposing the nomination and each proposed nominee; (ii) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and such other information regarding each proposed nominee pursuant to which the nomination or nominations are to be made by the shareholder; and (iv) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors.

FOR M 10-K

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2007 as well as the Company’s Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2007, as filed with the Securities and Exchange Commission, is being mailed to the shareholders with this Proxy Statement. Exhibits will be provided upon request and payment of an appropriate processing fee.

OTHER MATTERS

The Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

By Order of the Board of Directors

Mukund Srinath

Corporate Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND WE APPRECIATE YOUR COOPERATION.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

1. The election of two (2) persons as Class C Directors.			In their discretion, the proxy holders are authorized to vote upon such matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOMINEES:			Unless otherwise specified, this proxy will be voted FOR Proposal 1.
01 Sunil Wadhwani 02 Goran Lindahl

	FOR the nominees listed (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed

	☐	☐

(INSTRUCTION: To withhold authority for any individual nominee, write the nominee’s name on the space below.)			The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement.

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the signer is a corporation or partnership, please sign the full corporate or partnership name and indicate title as duly authorized officer or partner.

Signature
Corporation Name/Title
Dated: , 2008

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http:/ /www.proxyvoting.com/igte Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply logon to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

iGATE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

The signer hereto appoints Sunil Wadhwani and Ashok Trivedi and each of them, acting singly, proxies of the signer with power to appoint a substitute and hereby authorizes them to represent and to vote all shares of Common Stock, par value $0.01 per share, of iGate Corporation (the “Company”) which the signer would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on July 17, 2008, at 8:30 AM at the Four Points Sheraton Hotel, Pittsburgh Airport, One Industry Lane, Pittsburgh, Pennsylvania, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD’S NOMINEES TO THE BOARD OF DIRECTORS AND EACH OF THE MATTERS SUBMITTED BY THE BOARD FOR VOTE BY THE SHAREHOLDERS AND, IN THEIR DISCRETION, THE PROXIES WILL BE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(IMPORTANT–TO BE SIGNED AND DATED ON REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

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